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                                                                  EXHIBIT 10(cc)

                        SEPARATION AGREEMENT AND RELEASE

                  THIS SEPARATION AGREEMENT AND RELEASE ("Agreement"), is made and entered into by and between METATEC International, Inc., an Ohio corporation and the successor corporation to Metatec Corporation, with its principal place of business at 7001 Metatec Boulevard, Dublin, Ohio 43017 (the "Company"), and Jeffrey M. Wilkins, 2481 Stonehaven Place, Columbus, Ohio 43220 ("Executive") on the Effective Date defined herein.

                              W I T N E S S E T H:
                              -------------------

                  WHEREAS, pursuant to an Amended and Restated Employment Agreement dated March 23, 1993 between Executive and Metatec Corporation, as amended by the First Amendment to Amended and Restated Employment Agreement dated March 21, 1996 (the "First Amendment") and the Second Amendment to Restated Employment Agreement dated February 17, 1999 (the "Second Amendment") ("the Employment Agreement"), Executive is employed by the Company as its Chief Executive Officer and serves as Chairman of the Board of Directors; and

                  WHEREAS, the Company and Executive desire to provide for the termination of Executive's employment by the Company upon the terms and conditions set forth below;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

                           ARTICLE I -- CONSIDERATION

                  Section 1.1. Termination of Employment. Executive and the Company agree that Executive's employment with the Company and all of its subsidiaries (together, the "Metatec Companies") shall terminate effective December 7, 2001 ("Date of Termination"). In addition, effective as of the Date of Termination, Executive will cease to be an officer of the Metatec Companies, except that Executive will continue to serve as a director of the Company and hold the non-executive office of Chairman of the Board, until such time as he is removed or resigns from such positions.

                  Section 1.2. Separation Pay.

         (a) Commencing on the first regular Company payday following the Date of Termination and continuing on each regular bi-monthly Company payday thereafter until the payment obligation is completed, the Company will make twenty-four (24) bi-monthly payments to Executive in the amount of $18,750.00 each, less applicable payroll taxes and withholdings. If the Company should changes its normal payroll cycle so that payments are no longer made on a bi-monthly basis, the Company shall thereafter continue to make the payments provided for in this Section 1.2(a) on a bi-monthly basis, with the payments being due on the first and fifteenth day of each month.

         (b) Within thirty (30) days after the due date of the last payment owing under Section 1.2(a) above, the Company shall make a lump sum payment to Executive in the amount of


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$450,000.00 (the "Lump Sum Payment"), less applicable payroll taxes and withholdings. Notwithstanding the foregoing, if the Company is prohibited from making the Lump Sum Payment by the Company's loan covenants, the Company will continue to make bi-monthly payments to Executive in the amount of $18,750.00 each, less applicable payroll taxes and withholdings until (i) the total of all such payments (before deductions for payroll taxes and withholdings) received by Executive equals $450,000.00 or (ii) the date upon which the Company is permitted under the Company's loan covenants to pay to Executive in a lump sum amount (less applicable payroll taxes and withholdings) the remaining unpaid portion of the Lump Sum Payment (after deducting the aggregate amount (before deduction for payroll taxes and withholdings) of all bi-monthly payments previously made pursuant to this Section 1.2(b)). If the Company is prohibited from making the Lump Sum Payment by the Company's loan covenants, the Company further agrees to use commercially reasonable efforts to obtain a waiver of said covenants.

                  Section 1.3. Group Health and Group Life Insurance. Executive agrees and understands that his rights under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), part VI of Subtitle B of the Employment Retirement Income Security Act of 1974 ("ERISA") are effective as of the Date of Termination and that this Agreement shall constitute all of the required notice that he is entitled to under COBRA. The Company agrees to pay Executive's COBRA coverage for a period of eighteen months following the Date of Termination. Following the conclusion of this eighteen month period, the Company shall have no continuing obligations as to Executive's COBRA coverage. For a period of twelve months following the Date of Termination, the Company also agrees to provide to Executive, or cause to be provided to him, group life insurance benefits at the same level and to the same extent such benefits were provided to him immediately prior to the Date of Termination. The Company shall not be obligated to provide these health and group life insurance coverages to the extent that the Company is prohibited from doing so by applicable law or by the applicable Company policy or plan.

                  Section 1.4. Incentive Bonus Payments. The Company and Executive agree that Executive's right to any annual Incentive Bonuses described in Section 2 of the Second Amendment is hereby terminated and that the Company will not be obligated to make any Incentive Bonus payments to Executive.

                  Section 1.5. Stock Options. The Company will take all such action as is necessary or appropriate to amend the terms and conditions of all stock options granted to Executive under the Company's 1990 Stock Option Plan, as amended (the "Plan") which are outstanding and vested on the Date of Termination (the "Stock Options") to provide that the terms of the Stock Options will not expire 90 days following Executive's termination of employment, but will continue to be exercisable for the entire term or terms of the Stock Options (unless the Stock Options terminate earlier in accordance with the Plan or the relevant stock option agreements for reasons other than termination of employment).

                  Section 1.6. D&O Liability Coverage and Indemnification. For a period of two (2) years following the Date of Termination, the Company will maintain Directors & Officers Liability Insurance coverage for Executive to insure Executive against any claims arising out of his employment as an officer of the Company if and to the extent that the same insurance coverage is maintained by the Company for its officers and directors during such time period. Such Directors & Officers Liability Insurance provided to Executive shall be the same amount of

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coverage and containing terms that are no less advantageous to Executive as the coverage provided by the Company to its directors and officers during such period. The Company further agrees to defend and indemnify Executive against any claims arising out of his employment as an officer of the Company, to the fullest extent provided under the Company's or its subsidiaries' articles of incorporation or regulations on the Date of Termination.

                  Section 1.7. Expenses. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in his employment as Chief Executive Officer through the Date of Termination in accordance with the Company's policies and procedures in effect on such date.

                  Section 1.8. Attorney's Fees. The Company will pay or reimburse Executive's reasonable and actual attorney's fees incurred by Executive in connection with negotiation of this Agreement up to a maximum amount of $15,000. Such payment shall be made within a reasonable time after presentment of an invoice for said fees to the Company.

                  Section 1.9. Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and other benefits described in this
Article I of this Agreement constitute adequate consideration for all of Executive's covenants and obligations set forth herein, including, but not limited to, the Release of Claims set forth in Article II of this Agreement, as well as the noncompetition covenant and consulting arrangement describe in
Article III of this Agreement.

                     ARTICLE II -- MUTUAL RELEASE OF CLAIMS

                  Section 2.1. Executive's Release. In consideration of the promises and agreements set forth herein, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, "the Company Entities") of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964 as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, and any claims for emotional distress, degradation, or humiliation, that Executive has or may have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of any of the Company Entities or any of their respective directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment or his service as an officer of any of the Company Entities which have occurred prior to and including the Effective Date of this Agreement, except those matters specifically set forth herein and claims

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based upon conduct as to which release cannot be effected under applicable law and except for any pension or retirement benefits which may have vested on Executive's behalf, if any.

                  Section 2.2 Release by Company Entities. The Company Entities do hereby release and forever discharge Executive, his heirs, executors, successors, and assigns, from any and all claims, demands, actions or causes of action, damages or suits at law or equity, of whatsoever kind or nature, both known or unknown, that the Company Entities have or may have by reason of any matter or thing arising out of, or in any way connected with, Executive's employment and separation of employment from any of the Company Entities, except that this release does not apply to (i) rights and entitlements of the Company under this Agreement, (ii) rights of the Company under any pension, retirement, stock option or other employee benefit plans or programs or agreements under which Executive is entitled to benefits or (iii) claims based upon conduct as to which release cannot be effected under applicable law or public policy.

                  Section 2.3. Older Workers Benefit Protection Act ("OWBPA"). Executive recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has or may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sections 621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sections 621, et seq., as amended, by signing this Agreement.

                  Section 2.4. Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to insure that his execution of this Agreement is knowing and voluntary. Notwithstanding the fact that the Company has afforded Executive twenty-one (21) days to consider this Agreement, Executive may knowingly and voluntarily elect to execute this Agreement prior to the end of said twenty-one (21) day period. By signing this Agreement prior to the end of said twenty-one (21) day "Consideration Period," Executive represents that his decision to accept shortening of this time was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, nor by the Company providing different terms to any similarly-situated employee executing a like agreement prior to the end of the twenty-one (21) day "Consideration Period." In signing below, Executive expressly acknowledges that he has had at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

                  Section 2.5. Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive's execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Gary A. Wadman, Esq, Baker & Hostetler, 65 East State Street, Columbus, Ohio 43215, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received in the absence of this Agreement.

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                  Section 2.6. Acknowledgments. Executive acknowledges that
Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive's own free will.

                  ARTICLE III -- OTHER OBLIGATIONS OF EXECUTIVE

                  Section 3.1. Noncompetition; Confidentiality and Non-Solicitation.

         (a) The Company and Executive acknowledge and agree that the termination of Executive's employment pursuant to Section 1.1 of this Agreement does not trigger the noncompetition covenant set forth in Section 13 of the Employment Agreement. Nonetheless, Executive hereby agrees that for a three (3) year period beginning on the Date of Termination, he will not directly or indirectly engage or participate in any business which competes directly with any business carried on by the Company or any of its subsidiaries at the Date of Termination in any geographic area in which the Company or any of its subsidiaries is then doing business.

         (b) Executive agrees that he will not at any time from and after the date hereof, divulge, furnish or make accessible to any person, or himself make use of, any confidential information obtained by him while in the employee of any of the Metatec Companies including, without limitation, nonpublic information with respect to any products, improvements, designs, processes, suppliers, methods of manufacture, finances, financial condition, personnel, business activities, budgets, plans, objectives or strategies of any of the Metatec Companies.

         (c) Executive agrees that for a period of three (3) years beginning on the Date of Termination, he will not, directly or indirectly, approach, counsel or attempt to induce any person who is then in the employ of any of the Metatec Companies to leave the employ of any of the Metatec Companies, or employ or attempt to any such person; provided that this Section 3.1(c) will not apply to any person who is a member of the family of Executive.

                  Section 3.2. Consulting. Executive agrees to cooperate reasonably and to make himself reasonably available to answer questions concerning the Company's business, operations, and/or finances, and to render such other special assistance as may be reasonably required by the Company, for a period of two (2) years following the Date of Termination; provided, however, that Executive's obligations as set forth in this Section 3.2 shall not require him to perform any services on Company premises, nor shall Executive have a Company-provided office, staff, computer, voice and e-mail access, or other Company-provided equipment and/or materials, unless mutually agreed otherwise; and provided further that the Company shall not require more than eight (8) hours of services per month from Executive. Executive agrees that he will provide consulting services pursuant to this Section 3.2 as a non-agent independent contractor, and that Executive will not be deemed an employee of the Company for any purpose whatsoever.

                  Section 3.3. No Disparagement.The Company and Executive each agree to refrain from making any statements, written or oral, in respect of the other or any of its or his subsidiaries or affiliates, their respective directors and officers, or any business or services

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engaged in or performed by any of them, which would tend to detract from the
Company's or Executive's commercial, personal or professional reputations, except that nothing in this Section 3.3 shall prevent the Company from making any disclosures to professionals retained by the Company or that may be required by law, regulation or legal process.

                     ARTICLE IV -- MISCELLANEOUS PROVISIONS

                  Section 4.1. Entire Agreement. Except as provided in Section
1.5 with respect to Stock Options and the Company's 1990 Stock Option Plan, as amended, and Section 1.6 with respect to Directors & Officers Liability Coverage and Indemnification, this Agreement contains the entire agreement between the parties hereto and replaces and supersedes any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein, including but not limited to the Employment Agreement which will terminate and be null and void as of the Effective Date of this Agreement. This Agreement may be amended only in a writing signed by both parties hereto.

                  Section 4.2. Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

                  Section 4.3. Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect. If any of the provisions of Section 3.1 of this Agreement shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable.

                  Section 4.4. No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

                  Section 4.5. Originals. Two (2) copies of this Agreement shall be executed as "originals" so that both Executive and the Company may possess an "original" fully executed document. The parties hereto expressly agree and recognize that each of these fully executed "originals" shall be binding and enforceable as an original document representing the agreements set forth herein.

                  Section 4.6. Governing Law. This Agreement shall be governed under the laws of the State of Ohio.

                  Section 4.7. Effective Date. This Agreement shall become effective only upon the expiration of the seven (7) day period for revocation of this Agreement by Executive described in Section 2.5 of this Agreement (the "Effective Date").

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                  Section 4.8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Columbus, Ohio, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any award entered in favor of Executive shall include expenses, including reasonable legal fees, incurred by Executive, and any award entered in favor of the Company shall include expenses, including reasonable legal fees, incurred by the Company. Nothing contained in this Section 4.8 shall prevent the Company from filing suit in a court having jurisdiction over the matter to seek injunctive relief for a violation or threatened violation by Executive of the provisions of Section 3.1 of this Agreement.

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

                  IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF RECEIPT BY EXECUTIVE                SIGNATURE OF EXECUTIVE
                                            ACKNOWLEDGING DATE OF
                                            RECEIPT:

December 21, 2001                           /s/ Jeffrey M. Wilkins
                                            -----------------------------------

                                            RECEIPT WITNESSED BY:

                                            /s/ Loraine M. Rea
                                            -----------------------------------

DATE OF EXECUTION BY EXECUTIVE:             AGREED TO AND ACCEPTED BY:

December 21, 2001                           /s/ Jeffrey M. Wilkins
---------------------------------           -----------------------------------
                                            JEFFREY M. WILKINS

                                            EXECUTION WITNESSED BY:
                                            /s/ Loraine M. Rea
                                            -----------------------------------

DATE OF EXECUTION BY COMPANY:               AGREED TO AND ACCEPTED BY
                                            METATEC INTERNATIONAL,
                                            INC.:

December 21, 2001                           BY:  /s/ Christopher M. Munro
---------------------------------               -------------------------------
                                            TITLE:  CEO
                                                   ----------------------------

                                            EXECUTION WITNESSED BY:
                                            /s/ Loraine M. Rea
                                            -----------------------------------